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     END OF YEAR RESULTS



     (MORE)

Release Date:     February 12, 1996
Contact:     Bruce Amundson (303) 793-6296
     Lois Leach (303) 793-6355

                         U S WEST MEDIA GROUP REPORTS
                     DOUBLE-DIGIT REVENUE, EBITDA GROWTH

ENGLEWOOD, Co. - U S WEST Media Group (NYSE:UMG) today reported double_digit revenue and EBITDA growth for the year ending December 31, 1995, as its domestic cable, wireless and directory publishing operations all produced solid results.
Adjusting for the purchase of MediaOne properties in Atlanta and the sale of paging assets, Media Group reported:
- Proportionate revenues of $5.1 billion, a 17 percent increase when compared with 1994 results.
- Proportionate EBITDA - earnings before interest, taxes, depreciation and amortization - of $1.15 billion, a 17 percent increase when compared with $986 million last year.
"I'm extremely pleased by the results produced by each of our lines of business," said Chuck Lillis, U S WEST Media Group president and chief executive officer. "The fact that so many of our businesses lead their industry in key measurements demonstrates we have developed the right strategies and are successfully executing them."
Lillis highlighted the performances of U S WEST Cellular, the company's domestic cellular operation, and U S WEST Direct. U S WEST Cellular outpaced industry growth rates for subscribers, EBITDA and net income. U S WEST Direct, the directory publishing operation, led its industry in revenue growth for the fifth consecutive year.
Media Group also reported solid subscriber growth from its domestic cable properties and international ventures. MediaOne in Atlanta increased its customer base by 6.7 percent, nearly twice the industry average. The number of customers served by international ventures grew by more than 100 percent. Net income for 1995 was $141 million. Excluding a gain on the TeleWest_SBC CableComms merger, an extraordinary charge and expenses associated with the targeted stock transaction, net income was $59 million. For the year, Media Group reported pro forma earnings per share of 29 cents.
Results for individual lines of business during 1995 include the following highlights.
                                   WIRELESS
On a proportionate basis, U S WEST Cellular, Media Group's DOMESTIC WIRELESS operation, finished the year with:
- 1.34 million subscribers, a 64 percent increase when compared with 1994 results. The company's continued push into the consumer retail market contributed to this strong growth.
- Revenue from cellular service and equipment of $824 million compared with $634 million last year for a 30 percent increase.
- EBITDA of $231 million, a 55 percent increase when compared with last year's $149 million.
-     EBITDA margin of 32 percent compared with 28 percent last year.
Media Group's INTERNATIONAL wireless joint ventures serve 308,000 subscribers on a proportionate basis. This represents an 82 percent increase when compared with last year.
- The company's Eastern European wireless operations contributed significantly to this increase, ending the year with 110,000 subscribers on a proportionate basis. This represents a 67 percent increase when compared with last year.
Media Group also operates, or has licenses to provide, wireless service in the United Kingdom, India, Poland and Russia.
                      DIRECTORY AND INFORMATION SERVICES
Consolidated highlights for U S WEST Direct, Media Group's DIRECTORY PUBLISHING BUSINESS, include:
- Revenues of $1.03 billion, a six percent increase when compared with $965 million in 1994.
-     EBITDA of $519 million, a nine percent increase from last year.
- Net income of $307 million, a 10 percent increase when compared with $279 million last year.
                             CABLE AND TELEPHONY
In DOMESTIC CABLE TV markets, Media Group served nearly three million proportionate subscribers at year end. In addition to strong customer growth, other highlights include:
-     MediaOne generated $215 million in revenue and $100 million in EBITDA.
- Media Group's investment in the Time Warner Entertainment (TWE) partnership generated $2.45 billion in proportionate revenue and $489 million in proportionate EBITDA.
In INTERNATIONAL CABLE TV markets, Media Group increased its proportionate subscriber base to 696,000 customers compared with 226,000 last year. Excluding the TeleWest_SBC merger, and purchase of the Czech and KTA cable systems, this represents a 15 percent increase when compared with last year.
U S WEST Communications Group also released year end results today.
U S WEST Media Group is involved in domestic and international cable and wireless networks, directory publishing and interactive multimedia services.
U S WEST Media Group is one of two major groups that make up U S WEST.
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